Exhibit 9.2
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                      FUND ADMINISTRATION SERVICING AGREEMENT


        This Agreement is made and entered into on this 1st day of December, 1995, by and between O.R.I Funds, Inc. (the "Company"), on behalf of O.R.I. Growth Fund (hereinafter referred to as the "Fund"), and Firstar Trust Company, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FTC").

         WHEREAS, The Company is an open-ended management investment company which is registered under the Investment Company Act of 1940;

         WHEREAS, FTC is a trust company and, among other things, is in the business of providing fund administration services for the benefit of its customers;

          NOW, THEREFORE, the Company and FTC do mutually promise and agree as follows:

I.     Appointment of Administrator

       The Company hereby appoints FTC as Administrator of the Company on the terms and conditions set forth in this Agreement, and FTC hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

II.    Duties and Responsibilities of FTC

       As Administrator, and subject to the supervision and control of the Company's Board of Directors, FTC will provide facilities, equipment, and personnel to carry out the following administrative services for operation of the business and affairs of the Company:

A.  General Fund Management

1.  Act as liaison among all Fund service providers

2.  Coordinate board communication by:

    a.  Assisting Fund counsel in establishing meeting agendas
    b. Preparing board reports based on financial and administrative data
    c. Preparing minutes of meetings of the Board and shareholders
    d.  Evaluating independent auditor
    e. Securing and monitoring fidelity bond and director and officers liability coverage, and making the necessary SEC filings relating thereto

3. Maintain the Fund's governing documents, including the Articles of Incorporation, the By-laws, and the minute book

4.  Audits

    a. Prepare appropriate schedules and assist independent accountants
    b.  Provide information to SEC and facilitate audit process
    c.  Provide office facilities

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5.  Advise the Fund and its Board on matters concerning the Fund and its affairs

6.  Assist in overall operations of the Fund

B.  Compliance

1.  Regulatory Compliance

    a. Monitor compliance with Investment Company Act of 1940 requirements

           1)  Asset diversification tests
           2)  Performance data calculations
           3)  Maintenance of books and records under Rule 31a-3
           4)  Code of ethics

    b. Monitor Fund's compliance with the policies and investment limitations of the Fund as set forth in the Prospectus, Statement of Additional Information, By-laws, and Articles of Corporation

2.  Blue Sky Compliance

    a. Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the registration of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares
    b.  Monitor status and maintain registration in each state

3.  SEC Registration and Reporting

    a. Assisting Fund's counsel in updating prospectus, and statement of additional information, and in preparing proxy statements and Rule 24F-2 notices
    b.  Prepare annual and semiannual reports
    c. Coordinate the layout and printing of publically disseminated prospectuses and reports

4.  IRS Compliance

    a. Monitor Fund's status as a regulated investment company under Subchapter M through review of the following:

             1)  Asset diversification requirements
             2)  Qualifying income requirements
             3)  Distribution requirements

     b.  Monitor short short testing
     c. Calculate required distributions (including excise tax distributions)

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C.  Financial Reporting

1. Provide financial data required by fund prospectus and statement of additional information

2. Prepare financial reports for shareholders, the board, the SEC, and independent auditors

3. Supervise the Fund's custodian and independent accountants in the maintenance of the Fund's general ledger and in the preparation of the Fund's financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Fund's net assets and of the Fund's shares, and of the declaration and payment of dividends and other distributions to shareholders

D.  Tax Reporting

1. Prepare and file on a timely basis appropriate federal and state tax returns including forms 1120/8610 with any necessary schedules

2.  Prepare state income breakdowns where relevant

3. File 1099 Miscellaneous for payments to directors and other service providers

4.  Monitor wash losses

5.  Calculate eligible dividend income for corporate shareholders

III.   Compensation

       The Company, on behalf of the Fund, agrees to pay FTC for performance of the duties listed in this Agreement and the fees and out-of-pocket expenses as set forth in the attached Schedule A.

       These fees may be changed from time to time, subject to mutual written Agreement between the Company and FTC.

       The Company agrees to pay all fees and reimbursable expenses within ten (10) business days following the mailing of the billing notice.

IV.    Performance of Service; Limitation of Liability

FTC shall exercise reasonable care in the performance of its duties under this Agreement. FTC shall not be liable for any error of judgement or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties or reckless disregard by it of its obligations and duties under this Agreement. Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys'
fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards,

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or (ii) in reliance upon any written or
oral instruction provided to FTC by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Directors of the Fund.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provisions for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Fund may be asked to indemnify or hold FTC harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FTC will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FTC against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FTC and thereupon the Fund shall take over complete defense of the claim, and FTC shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. FTC shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FTC except with the Fund's written consent.

FTC shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct, its reckless disregard of its obligations and duties under this Agreement, or failure to meet the standard of care as set forth above.

V.     Proprietary and Confidential Information

FTC agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval may not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

VI.    Data Necessary to Perform Service

The Fund or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

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VII.   Terms of Agreement

This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. The Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

The terms of this Agreement shall not be waived, altered, modified, amended, or supplemented in any manner whatsoever except by a written instrument signed by FTC and the Company, on behalf of the Fund.

VIII.  Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of FTC's duties or responsibilities hereunder is designated by the Fund by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which FTC has maintained, the Fund shall pay any expenses associated with transferring the data to such form requested by the
Fund), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records, and other data by such successor.

IX.    Notices

Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FTC shall be sent to Attention Joe Neuberger, Firstar Trust Company, 615 East Michigan Street, Milwaukee, Wisconsin 53202, and notice to the Company and/or the Fund shall be sent to Attention Samuel Wegbreit, O.R.I. Funds, Inc., Suite 1807, 233 North Michigan Avenue, Chicago, Illinois 60601.

X.     Records

FTC shall keep records relating to the service to be performed hereunder, in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund but not inconsistent with the rules and regulations of appropriate government authorities, in particular Section 31 of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules thereunder. FTC agrees that all such records prepared or maintained by FTC relating to the services to be performed by FTC hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such section and rules of the Investment Company Act and will be promptly surrendered to the Fund on and in accordance with its request.

XI.    Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held invalid by a court or regulatory agency decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be governed by Wisconsin law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act or any rule or regulation promulgated by the SEC thereunder. This Agreement constitutes the entire Agreement of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

     O.R.I. Funds, Inc.                    FIRSTAR TRUST COMPANY

     By: /s/ Samuel Wegbreit               By: /s/ James C. Tyler
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     Attest: /s/ Mark C. Pappas            Attest: /s/ Gail M. Zen
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